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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):               October 12, 1995


                            MAJOR REALTY CORPORATION
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             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


         0-1748                                            590898509
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(Commission File Number)                       (IRS Employer Identification No.)


5728 Major Boulevard, Suite 306, Orlando, Florida            32819
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(Address of principal executive offices)                  (Zip Code)


      Registrant's Telephone Number, Including Area Code:  (407) 351-1111
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ITEM 5.  OTHER EVENTS

         A. Intention to Seek Merger Partner. On October 12, 1995, the Major Realty Corporation (the "Company") announced that its Board of Directors had determined that it was in the best interests of the shareholders to seek a merger partner or otherwise seek a transaction for the sale of the Company. David L. Treadwell, Chairman of the Company, cited capital constraints limiting the feasibility of independently developing the Company's existing properties as a primary factor in the Board's decision to seek a merger or sale transaction.

         B. Consolidation of Debt. On October 18, 1995, the Company entered into a debt restructuring agreement with Acceptance Insurance Companies Inc. ("Acceptance"), for the Company's $5,064,144 debt to such lender. Immediately prior to this restructuring, Acceptance acquired from PNC Bank, Kentucky, Inc. ("PNC") a Mortgage Note made by the Company with an outstanding balance of approximately $4,316,831, a mortgage securing the note and other associated loan documents. The Company's indebtedness to PNC was due on January 31, 1996. The Company's debt to Acceptance prior to the transaction was approximately $747,000, and the maturity of such debt was January 31, 1996.

         The interest rate on the restructured loan is prime plus 1.5%, and interest is payable quarterly in arrears. The maturity of the loan is May 1, 1998, unless there is a change in control prior to such time, in which event the maturity of the loan will be accelerated. The Company's indebtedness to Acceptance is secured by a first mortgage on substantially all of the Company's property, including the certain notes and mortgages payable to the Company from third parties. The restructured loan extended the maturity date of the Company's debt, reduced the net interest cost thereon and improved the Company's cash flow through the elimination of the PNC interest reserve. Mr. Treadwell stated that the debt restructuring would allow the Company greater flexibility in its operations and in its plan to seek a merger partner or sale transaction.

         C. Settlement of Litigation. On October 20, 1995, the Company announced that it had settled litigation relating to a condominium project in Orlando, Florida, The Townes of Southgate, developed by Major Development Company ("MDC"), a wholly-owned, now dissolved, subsidiary of the Company.

         The condominium association sought damages in excess of $1.5 million relating to defects in the construction of the project, together with interest, costs and attorneys fees, against the Company, MDC, and the individual members of MDC's last board of directors. Under the terms of the settlement agreement approved by the Circuit Court for Orange County, Florida, the Company agreed,





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without acknowledging any liability, to make installment payments totalling
$596,000 to the plaintiff. The Company previously had accrued reserves for a substantial portion of the settlement amount, and the net financial impact on the Company is expected to be less than $100,000.





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                                   SIGNATURES


                 Pursuant to the requirements of the Securities Exchange Act of 1934, Major Realty Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                   MAJOR REALTY CORPORATION



                                                   By:  /s/ David L. Treadwell
                                                      ------------------------
                                                        David L. Treadwell
                                                        Chairman and CEO

  October 20, 1995
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        Date





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